Voice Mail Ext. 3107

                              February 15, 1996


   Rentrak Corporation
   7227 N.E. 55th Avenue
   Portland, OR 97218

         Re: Legality of 939,000 Shares of Common Stock to be registered on Amendment No. 1 to Form S-3 Registration Statement

   Dear Sirs:

         We have been requested by you to render this opinion in connection with the proposed registration of 939,000 shares of common stock (the "Shares"), par value $.001 per share, pursuant to Amendment No. 1 to Registration Statement on Form S-3 (the Registration Statement ) to be filed with the Securities and Exchange Commission on or about
   February 15, 1996. We have acted as counsel to you in connection with the registration of the Shares, which Shares will be issued upon the exercise of the Warrant Agreement dated September 11, 1992 between you and Twentieth Century Fox Film Corporation ("Fox") and the Warrant Agreement dated July 22, 1994 between you and Fox, and the Warrant Agreement dated July 22, 1994 between you and The Walt Disney Company (collectively, the "Warrants").

         We have reviewed the Registration Statement, Articles of Incorporation of Rentrak Corporation, as amended, and such other documents, corporate records, and other instruments as we have deemed necessary for purposes of this opinion. As to matters of fact which have not been independently established, we have relied on representations of officers of the Company.

         Based on such review, we are of the opinion that under the corporate laws of Oregon, the 939,000 Shares of the Company's common stock being registered in connection with the Warrants will, when issued pursuant to the exercise of the Warrants and paid for as contemplated therein, be legally issued, fully paid and non-assessable shares of common stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading Legal Matters in the Registration Statement and related Prospectus.

                                       Sincerely,

                                       /S/ Garvey, Schubert & Barer

                                       Garvey, Schubert & Barer

    84788/30086.00717